Exhibit 4.13

•	Proxy Agreement/Power of Attorney

To effectuate the proxy arrangement regarding the shareholder rights of the Nominee Shareholders, the relevant parties entered into a specific proxy agreement, or the Nominee Shareholder(s) issued a power of attorney to the PRC Subsidiary.

A.	Proxy Agreement

Parties:

(1)	An Offshore Holding Company or its applicable PRC Subsidiary (as applicable) (for the purpose of the Proxy Agreement, the “Authorized Party”); and

(2)	the Nominee Shareholder(s) of the applicable Consolidated Entity (for the purpose of the Proxy Agreement, the “Authorizer”).

Key Terms:

(1)

The Authorizer agrees to irrevocably entrust the person designated by the Authorized Party to exercise on his/her/its behalf all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the applicable Consolidated Entity in accordance with PRC law and such Consolidated Entity’s articles of association, including, but not limited to, with respect to (i) the sale or transfer of all or part of the Authorizer’s equity interests in such Consolidated Entity, (ii) convening, attending and holding shareholders’ meetings of such Consolidated Entity, (iii) the appointment and election of the directors (or the executive director), supervisor, manager and other senior management officer of such Consolidated Entity, (iv) reviewing and approving the profit distribution scheme and loss recovery scheme of such Consolidated Entity, (v) adoption of the merger with any other entity, separation, liquidation or change of the corporation form of such Consolidated Entity, (vi) approval of the business and investment plan of such Consolidated Entity, and (vii) amendment to such Consolidated Entity’s articles of association.

(2)

The Authorized Party agrees to designate a person to accept the entrustment by the Authorizer pursuant to the Proxy Agreement, and such person shall represent the Authorizer in the exercise of such Authorizer’s voting rights and other shareholder rights pursuant to the Proxy Agreement.

(3)

The Authorizer acknowledges that, regardless of the change of his/her equity interests in the Company, he/she/it shall entrust the person designated by the Authorized Party with all of his/her/its voting rights and other shareholder rights.

(4)

The Authorizer acknowledges that if the Authorized Party withdraws the appointment of the relevant person to whom the Authorizer has entrusted his/her voting rights and other shareholder rights, such Authorizer will withdraw his/her authorization for this person and authorize other persons designated by the Authorized Party to exercise his/her/its voting rights and other shareholder’s rights at the shareholders’ meeting of the Consolidated Entity.

(5)	Under some of the Proxy Agreements, the Authorized Party may request the Authorizer to issue a separate power of attorney to further set forth the above authorization.

(6)	The Proxy Agreement will be in effect for an unlimited term as long as the Authorizer holds any equity interest in the Consolidated Entity.

B.	Power of Attorney

Shareholder(s) of certain Consolidated Entities issued a Power of Attorney which was accepted by the applicable PRC Subsidiary and acknowledged by such Consolidated Entity.

Parties:

(1)	the applicable Consolidated Entity;

(2)	the Nominee Shareholder(s) of such Consolidated Entity (for the purpose of the Power of Attorney, the “Authorizer”); and

(3)	the applicable PRC Subsidiary (for the purpose of the Power of Attorney, the “Authorized Party”).

Key Terms:

(1)

The Authorized Party is authorized, as the Authorizer’s sole and exclusive agent and attorney, to act on behalf of such Authorizer with respect to all rights and matters concerning the equity interests such Authorizer holds in the Consolidated Entity that (the “Authorizer’s Equity Interest”), including without limitation to: (i) convening and attending shareholders’ meetings of the Consolidated Entity; (ii) exercising all of the shareholder’s rights and shareholder’s voting rights that the Authorizer is entitled to under the laws of China and the articles of association of such Consolidated Entity; (iii) handling the sale, transfer, pledge or disposition of the Authorizer’s Equity Interest (in part or in whole), including without limitation executing all necessary equity transfer documents and other documents for disposal of the Authorizer’s Equity Interest and fulfilling all necessary procedures; (iv) representing the Authorizer in executing any resolutions and minutes as a shareholder (and a director) of such Consolidated Entity; (v) nominating, electing, designating, appointing or removing on behalf of such Authorizer the legal representative, directors, supervisors, general managers, chief executive officer and other senior management members of such Consolidated Entity; and (vi) approving the amendments to the company’s articles of association. Without written consent by the Authorized Party, the Authorizer has no right to increase, decrease, transfer, pledge, or by any other manner to dispose or change the Authorizer’s Equity Interest.

(2)

The Authorized Party shall have the power and authority to, on behalf of the Authorizer, execute all and any supplementary agreements, ancillary documents, modifications, and/or amended and restated versions in relation to the contractual arrangements, by and among the Authorized Party, the Consolidated Entity and/or the Authorizer, and any documents and agreements the Authorizer shall sign as required in the aforesaid contractual arrangements (including without limitation the “Equity Transfer Contract” as required under the Exclusive Option Agreement (as defined below)), and perform the obligations under the aforesaid contractual arrangements.

(3)

All the actions associated with the Authorizer’s Equity Interest conducted by the Authorized Party shall be deemed as such Authorizer’s own actions, and all the documents related to the Authorizer Equity Interest executed by the Authorized Party shall be deemed to be executed by such Authorizer. The Authorizer shall acknowledge and ratify the actions taken by the Authorized Party and the documents executed by the Authorized Party in relation to the Authorizer’s Equity Interest.

(4)

The Authorizer agrees that the Authorized Party has the right to re-authorize or assign one or multiple matters and its rights related to such matters under the Power of Attorney to any other person or entity at its own discretion and without obtaining the prior consent of the Authorizer. If required by PRC laws, the Authorized Party shall designate a qualified PRC citizen to handle such matters and exercise such rights as set forth in the Power of Attorney.

(5)

In the Power of Attorneys regarding certain Consolidated Entity, the Authorizer covenants to, during the terms of the Power of Attorney and subject to the PRC laws, return and deliver the share dividend and any other assets that he/she/it receives from the distribution of the Consolidated Entity within three (3) days after he/she/it receives such proceeds and assets.

(6)	The Proxy Agreement will be in effect for an unlimited term as long as the Authorizer holds any equity interest in the Consolidated Entity.

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